Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Credit Suisse Trust - Commodity Return Strategy Portfolio.

We consent to the use of our reports dated February 15, 2017, with respect to the financial statements of Credit Suisse Trust - Commodity Return Strategy Portfolio, as of December 31, 2016, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in the Statement of Additional Information.

/s/KPMG LLP

New York, New York

April 13, 2017